Exhibit 99.1

Dorian LPG Ltd. Announces Fourth  Quarter and Full Fiscal Year 2018 Financial Results

Stamford, CT – June 15, 2018 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months and fiscal year ended March 31, 2018.

Highlights for the Fourth Quarter and Fiscal Year Ended March 31, 2018

▪	Revenues of $39.0 million and $159.3 million for the three months and year ended March 31, 2018, respectively.

▪	Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $24,695 and $21,966 for the three months and year ended March 31, 2018, respectively.

▪

Net loss of $(3.5) million, or $(0.06) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net loss(1) of $(9.8) million, or $(0.18) adjusted diluted earnings/(loss) per share (“adjusted EPS”)(1),  for the three months ended March 31, 2018.

▪	Net loss of $(20.4) million, or $(0.38) EPS, and adjusted net loss(1) of $(32.9) million, or $(0.62) adjusted EPS(1), for the year ended March 31, 2018.

▪	Adjusted EBITDA(1) of $18.2 million and $74.5 million for the three months and year ended March 31, 2018, respectively.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss), EPS to adjusted EPS and net income/(loss) to adjusted EBITDA included later in this press release.

Key Recent Developments

▪

Entered into a memorandum of understanding with Hyundai Global Service Co., Ltd. to research and conduct preliminary engineering studies on ways to upgrade the main engines of up to 10 of our VLGCs to dual fuel technology utilizing liquefied petroleum gas as fuel in anticipation of the upcoming environmental regulations aimed at reducing sulphur emissions.

▪

Anticipate entering into new financing arrangements to repay all outstanding amounts under the DNB Capital LLC bridge loan agreement (“2017 Bridge Loan”) before the end of the quarter ending June 30, 2018. There can be no assurances that such financing arrangements will be completed, whether timely or at all.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Despite experiencing lower fleet utilization due to a weak LPG arbitrage environment in our fourth fiscal quarter, our VLGCs continue to earn a demonstrable premium. We believe this premium may become more pronounced following the implementation of new regulations to reduce sulphur emissions, and we are taking additional steps to optimize our fleet in advance of these regulations. We continue to strengthen our balance sheet without decreasing our exposure to a potential market recovery. In the near term, we remain cautiously optimistic about the outlook for the LPG tanker sector as industry fundamentals improve.”

Fourth Quarter Fiscal Year 2018 Results Summary

Our net loss amounted to $(3.5) million, or $(0.06) per share, for the three months ended March 31, 2018, compared to net income of $2.0 million, or $0.04 per share, for the three months ended March 31, 2017.

Our adjusted net loss amounted to $(9.8) million, or $(0.18) per share for the three months ended March 31, 2018, compared to adjusted net income of $1.0 million, or $0.02 per share, for the three months ended March 31, 2017.  We have adjusted our net income for the three months ended March 31, 2018 for unrealized gains on derivative instruments of $6.4 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The $10.8 million change in adjusted net income/(loss) for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 is primarily attributable to a  reduction in revenues of $8.6 million, a $3.5 million increase in interest and finance costs,  and a $0.9 million increase in general and administrative expenses,  partially offset by a $0.9 million decrease in realized loss on derivatives, a $0.7 million decrease in vessel operating expenses, a $0.3 million decrease in voyage expenses, and a $0.2 million increase in interest income.

The TCE rate for our fleet was $24,695 for the three months ended March 31, 2018, a 0.1% increase from the $24,677 TCE rate from the same period in the prior year, reflecting continued subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 96.3% in the quarter ended March 31, 2017 to 79.2% in the quarter ended March 31, 2018.

Vessel operating expenses per day decreased to $8,027 during the three months ended March 31, 2018 from $8,363 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues of $39.0 million for the three months ended March 31, 2018,  including net pool revenues—related party, voyage charters, time charters and other revenues earned by our vessels, decreased $8.6 million, or 18.0%, from $47.6 million for the three months ended March 31, 2017.  The decrease is primarily attributable to relatively flat TCE rates coupled with a decrease in utilization from 96.3% for the three months ended March 31, 2017 to 79.2% for the three months ended March 31, 2018.  The decline in utilization during the three months ended March 31, 2018 was driven by a weaker LPG arbitrage environment.

Voyage Expenses

Voyage expenses were $0.3 million during the three months ended March 31, 2018, a decrease of $0.3 million, or 43.3%, from $0.6 million for the three months ended March 31, 2017.  Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease in voyage expenses for the three months ended March 31, 2018, when compared to the three months ended March 31, 2017, was mainly attributable to a reduction in bunker expenses.

Vessel Operating Expenses

Vessel operating expenses were $15.9 million during the three months ended March 31, 2018, or $8,027 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet, a decrease of $0.7 million, or 4.0%, from $16.6 million, or $8,363 per vessel per calendar day, for the three months ended March 31, 2017. The decrease in vessel operating expenses was primarily the result of a reduction in crew related costs of $0.6 million, or $308 per vessel per calendar day, when comparing the three months ended March 31, 2018 with the three months ended March 31, 2017.

General and Administrative Expenses

General and administrative expenses were $6.7 million for the three months ended March 31, 2018, an increase of $0.9 million, or 16.4%, from $5.8 million for the three months ended March 31, 2017. The increase was mainly due to an increase of $0.5 million in salaries, wages and benefits and a $0.5 million financial advisory fee during the three months ended March 31, 2018 that we did not incur during the three months ended March 31, 2017. Other general and administrative expenses decreased $0.1 million during the three months ended March 31, 2018 as compared to the three months March 31, 2017.

Interest and Finance Costs

Interest and finance costs amounted to $10.9 million for the three months ended March 31, 2018, an increase of $3.5 million, or 46.4%, from $7.4 million for the three months ended March 31, 2017. The increase of $3.5 million during the three months ended March 31, 2018 was mainly due to (i) an increase of $2.0 million resulting from the accelerated amortization of deferred financing fees from the refinancings of the Concorde and Corvette, (ii) an increase of $1.3 million in interest incurred on our long-term debt, primarily resulting from an increase in LIBOR and the fixed interest rates of the $65.0 million sale and bareboat charter arrangement for the Corsair (“Corsair Japanese Financing”), $70.0 million sale and bareboat charter arrangement for the Concorde (“Concorde Japanese Financing”) and $70.0 million sale and bareboat charter arrangement for the Corvette (“Corvette Japanese Financing”) during the three months ended March 31, 2018 being higher than floating rates on our long-term debt during the three months ended March 31, 2017, partially offset by a decrease in average indebtedness, and (iii) an increase of $0.2 million in loan expenses. As of March 31, 2018, the outstanding balance of our long-term debt, excluding deferred financing fees, was $775.2 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to approximately $6.4 million for the three months ended March 31, 2018, compared to a gain of $1.0 million for the three months ended March 31, 2017. The $5.4 million increase is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves along with reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives amounted to approximately $0.1 million for the three months ended March 31, 2018,  compared to a realized loss on derivatives of $0.8 million for the three months ended March 31, 2017.  The $0.9 million change is primarily attributable to realized gains on interest rate swaps related to the $758 million debt financing facility that we entered into in March 2015 (the “2015 Debt Facility”) caused by increases in floating LIBOR.

Fiscal Year 2018 Results Summary

Our net loss amounted to $(20.4) million, or $(0.38) per share, for the year ended March 31, 2018, compared to  a net loss of $(1.4) million, or $(0.03) per share, for the year ended March 31, 2017.

Our adjusted net loss amounted to $(32.9) million, or $(0.62) per share, for the year ended March 31, 2018, compared to an adjusted net loss of $(28.9) million, or $(0.54) per share, for the year ended March 31, 2017. We have adjusted our net loss for the year ended March 31, 2018 for unrealized gains on derivative instruments of $8.4 million and gain on early extinguishment of debt of $4.1 million. We have adjusted our net loss for the year ended March 31, 2017 for unrealized losses on derivatives of $27.5 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The change of $4.0 million in adjusted net loss for the year ended March 31, 2018 compared to the year ended March 31, 2017 is primarily attributable to  a reduction in revenues of $8.1 million, a $6.7 million increase in interest and finance costs, and a $4.5 million increase in general and administrative expenses,  partially offset by a $12.5 million reduction in realized loss on derivatives, a $1.8 million decrease in vessel operating expenses, and a $0.8 million decrease in voyage expenses.

The TCE rate for our fleet was $21,966 for the year ended March 31, 2018, a 0.3% decrease from the $22,037 TCE rate from the prior year, reflecting continued subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 93.6% in the year ended March 31, 2017 to 89.1% in the year ended March 31, 2018.

Vessel operating expenses per day decreased to $8,009 in the year ended March 31, 2018 from $8,233 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $159.3 million for the year ended March 31, 2018, a decrease of $8.1 million, or 4.8%, from $167.4 million for the year ended March 31, 2017. TCE rates of $21,966 for the year ended March 31, 2018 were relatively flat when compared to $22,037 for the year ended March 31, 2017. During the year ended March 31, 2018, the board of the Helios Pool approved a reallocation of pool profits in accordance with the pool participation agreement. This reallocation resulted in a $260 increase in our fleet’s overall TCE rates for the year ended March 31, 2018, due mainly to favorable speed and consumption performance of our VLGCs operating in the Helios Pool compared to other VLGCs operating in the Helios Pool. Excluding this reallocation, TCE rates declined $331 when comparing the year ended March 31, 2018 with the year ended March 31, 2017. Spot market rates were slightly higher when comparing the year ended March 31, 2018 with the year ended March 31, 2017. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $27.455 during the year ended March 31, 2018 compared to an average of $26.243 for the year ended March 31, 2017. Increased bunker costs and other voyage expenses, which are deducted from gross revenues when calculating TCE rates, drove the decline in TCE rates (excluding the reallocation). This slight decline in TCE rates coupled with a reduction in utilization from 93.6% during the year ended March 31, 2017 to 89.1% during the year ended March 31, 2017 drove the reduction in revenues.

Voyage Expenses

Voyage expenses were $2.2 million during the year ended March 31, 2018, a decrease of $0.8 million, or 25.4%, from $3.0 million for the year ended March 31, 2017. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease for the year ended March 31, 2018 when compared to the year ended March 31, 2017 was mainly attributable to a reduction in port charges and other related expenses and decreases in war risk insurance and security costs due to a reduction of transits in high-risk areas.

Vessel Operating Expenses

Vessel operating expenses were $64.3 million during the year ended March 31, 2018, or $8,009 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was a decrease of $1.8 million, or 2.7%, from $66.1 million, or $8,233 per vessel per calendar day, for the year ended March 31, 2017. The decrease in vessel operating expenses was primarily the result of a reduction in crew related costs of $0.9 million, or $115 per vessel per calendar day, when comparing the year ended March 31, 2018 with the year ended March 31, 2017, along with a $0.9 million, or $113 per vessel per calendar day, reduction in insurance costs.

General and Administrative Expenses

General and administrative expenses were $26.2 million for the year ended March 31, 2018, an increase of $4.5 million, or 20.5%, from $21.7 million for the year ended March 31, 2017. The increase was mainly due to an increase of $3.3 million in salaries, wages and benefits and an increase of $0.8 million in stock-based compensation. The increase in salaries, wages and benefits was primarily due to $2.3 million in cash bonuses to various employees that were approved by the Compensation Committee of our Board of Directors and expensed and paid during the year ended March 31, 2018. We had no significant expense for cash bonuses during the year ended March 31, 2017 since cash bonuses of $3.0 million to various employees paid during the year ended March 31, 2017 were approved by the Compensation Committee of our Board of Directors and expensed prior to the year ended March 31, 2017. Additionally, we incurred a $0.5 million financial advisory fee during the year ended March 31, 2018 that we did not incur during the year ended March 31, 2017. Other general and administrative expenses were comparable during the years ended March 31, 2018 and March 31, 2017.

Interest and Finance Costs

Interest and finance costs amounted to $35.7 million for the year ended March 31, 2018, an increase of $6.7 million from $29.0 million for the year ended March 31, 2017. The increase of $6.7 million during the year ended March 31, 2018 was mainly due to (i) an increase of $3.8 million resulting from the accelerated amortization of deferred financing fees from the refinancings of the Corsair,  Concorde, and Corvette along with the amortization of the 2017 Bridge Loan deferred financing fees during the year ended March 31, 2018, (ii) an increase of $2.7 million in interest incurred on our long-term debt, primarily resulting from an increase in LIBOR and the fixed interest rates on the Corsair Japanese Financing, Concorde Japanese Financing and Corvette Japanese Financing during the year ended March 31, 2018 being higher than floating rates on our long-term debt during the year ended March 31, 2017, partially offset by a decrease in average indebtedness, and (iii) an increase of $0.2 million in loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $810.4 million for the year ended March 31, 2017 to $754.1 million for the year ended March 31, 2018. As of March 31, 2018, the outstanding balance of our long-term debt, excluding deferred financing fees, was $775.2 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to approximately $8.4 million for the year ended March 31, 2018 compared to an unrealized gain of $27.5 million for the year ended March 31, 2017. The $19.1 million decrease was primarily attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves, reductions in notional amounts, and an $8.1 million unrealized gain as a result of the termination of interest rate swaps related to our since repaid loan facility with the Royal Bank of Scotland (the “RBS Loan Facility”) during the year ended March 31, 2017 that did not recur during the year ended March 31, 2018.

Realized Loss on Derivatives

Realized loss on derivatives amounted to approximately $1.3 million for the year ended March 31, 2018, a decrease of $12.5 million, or 90.4%, from a realized loss of $13.8 million for the year ended March 31, 2017. The decrease is attributable to (i) the realized loss on interest rate swaps related to the termination of the RBS Loan Facility during the year ended March 31, 2017 that did not recur during the year ended March 31, 2018, (ii) the realized loss on interest rate swaps related to our since repaid RBS Loan Facility prior to their termination during the year ended March 31, 2017 that did not recur during the year ended March 31, 2018 and (iii) a decrease in realized loss on interest rate swaps related to the 2015 Debt Facility primarily resulting from increases in floating LIBOR.

Gain on early extinguishment of debt

Gain on early extinguishment of debt amounted to $4.1 million for the year ended March 31, 2018 and was attributable to the repayment of the RBS Loan Facility, net of deferred financing fees. There was no gain on early extinguishment of debt for the year ended March 31, 2017.

Fleet

The following table sets forth certain information regarding our fleet as of June 11, 2018. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(4)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool-TCO(5)	Q3 2018
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool-TCO(5)	Q2 2018
Comet	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2019
Corsair(3)	84,000	Hyundai	B	2014	X	Pool(7)	—
Corvette(3)	84,000	Hyundai	B	2015	X	Pool(7)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(7)	—
Concorde(3)	84,000	Hyundai	B	2015	X	Pool(7)	—
Cobra	84,000	Hyundai	B	2015	X	Pool-TCO(5)	Q3 2018
Continental	84,000	Hyundai	B	2015	X	Pool(7)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(7)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(7)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(7)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(7)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool-TCO(5)	Q2 2018
Clermont	84,000	Hyundai	B	2015	X	Pool(7)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(7)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool(7)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(7)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(7)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(7)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	Currently on time charter with an oil major that began in December 2014.
(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in July 2014.
(7)

“Pool” indicates that the vessel is operated in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

Growth in seaborne LPG volumes has extended from the beginning of 2018 to date. U.S. export volumes in 2018 have been hampered by poor arbitrage economics and a series of weather-related closures of the Houston ship channel, which constrained exports in February 2018. The year-on-year decrease in export supply from the U.S., however, has been offset by robust exports from the Middle East, which exported approximately 1.5 million metric tons of LPG in the first calendar quarter of 2018.

Further supply growth is anticipated in the second half of the year as incremental production in the U.S. reaches the export market. According to the U.S. Energy Information Administration, the U.S. averaged approximately 1.95 million barrels per day of LPG production in the first quarter of 2018 while total gas plant production in the U.S. is expected to grow by approximately 9% in 2018 versus the previous year. Additional LPG supply is also expected from Australia in the second half of the year as the Ichthys and Prelude LNG projects exit their respective commissioning phases.

Demand in the East continues to ramp up due to increased consumption from both the retail and petrochemical markets. Chinese imports totaled roughly 4.7 million metric tons in the first three months of 2018, 20% higher than in the same period last year, while imports into Japan were flat. India recorded import growth of approximately 4% in the first quarter while full year 2018 imports are conservatively estimated to grow by approximately 1 million metric tons as new infrastructure comes onstream. Further demand growth is also expected to emerge from Southeast Asian countries such as Indonesia and the Philippines.

In northwest Europe, the petrochemical market has driven increased demand for LPG in 2018 as cracking margins for LPG remain strong relative to naphtha. Propane’s spread to naphtha has favored propane by $114 per metric ton in 2018 to date versus $45 per metric ton in 2017.

At the Panama Canal, LPG vessels remain frequent visitors at both the old and new locks with VLGCs traveling from the U.S. Gulf to the Far East boasting the highest transit numbers. The LPG segment represents around 25% of all traffic through the new locks.

The VLGC orderbook stands at 12.5% of the current fleet with another three ships scheduled for delivery this year. A further 30 VLGCs, equivalent to approximately 2.5 million cbm of carrying capacity, will be added to the fleet by year end 2020.

In 2018, there has been an increase in both the demolition and second-hand resale markets. Three VLGCs are reported to have been scrapped between January and April this year, partly reflective of higher scrap values. However, the global fleet has an average age of approximately nine years, and it  is unlikely that scrapping levels will be sufficient to offset supply growth. In the sale and purchase market, five VLGCs have changed hands as buyers in Asia emerge with appetite for older tonnage.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Statement of Operations Data
Revenues	$39,034,678	$47,585,174	$159,334,760	$167,447,171
Expenses			.	.
Voyage expenses	312,170	550,691	2,213,773	2,965,978
Vessel operating expenses	15,892,536	16,558,807	64,312,644	66,108,062
Depreciation and amortization	16,105,764	16,113,304	65,329,951	65,057,487
General and administrative expenses	6,694,250	5,751,400	26,186,332	21,732,864
Total expenses	39,004,720	38,974,202	158,042,700	155,864,391
Other income—related parties	643,489	633,883	2,549,325	2,410,542
Operating income	673,447	9,244,855	3,841,385	13,993,322
Other income/(expenses)
Interest and finance costs	(10,894,624)	(7,441,354)	(35,658,045)	(28,971,942)
Interest income	292,571	56,350	440,059	137,556
Unrealized gain on derivatives	6,368,402	951,683	8,421,531	27,491,333
Realized gain/(loss) on derivatives	89,838	(816,761)	(1,328,886)	(13,797,478)
Gain on early extinguishment of debt	—	—	4,117,364	—
Foreign currency loss, net	4,371	(39,503)	(234,094)	(294,606)
Total other income/(expenses), net	(4,139,442)	(7,289,585)	(24,242,071)	(15,435,137)
Net income/(loss)	$(3,465,995)	$1,955,270	$(20,400,686)	$(1,441,815)
Earnings/(loss) per common share—basic	(0.06)	0.04	(0.38)	(0.03)
Earnings/(loss) per common share—diluted	$(0.06)	$0.04	$(0.38)	$(0.03)
Other Financial Data
Adjusted EBITDA(1)	$18,237,423	$26,521,977	$74,515,790	$83,279,670
Fleet Data
Calendar days(2)	1,980	1,980	8,030	8,030
Available days(3)	1,980	1,980	8,028	7,976
Operating days(4)(7)	1,568	1,906	7,153	7,464
Fleet utilization(5)(7)	79.2%	96.3%	89.1%	93.6%
Average Daily Results
Time charter equivalent rate(6)(7)	$24,695	$24,677	$21,966	$22,037
Daily vessel operating expenses(8)	$8,027	$8,363	$8,009	$8,233

	As of	As of
(in U.S. dollars)	March 31, 2018	March 31, 2017
Balance Sheet Data
Cash and cash equivalents	$103,505,676	$17,018,552
Restricted cash, non – current	25,862,704	50,874,146
Total assets	1,736,110,156	1,746,234,880
Total debt including current portion—net of deferred financing fees of $16.1 million and $20.1 million as of March 31, 2018 and 2017, respectively.	759,103,152	749,964,248
Total liabilities	776,696,794	770,233,162
Total shareholders’ equity	$959,413,362	$976,001,718

(1)

Adjusted EBITDA is an unaudited non-GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized gain/(loss) on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with

GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net income/(loss)	$(3,465,995)	$1,955,270	$(20,400,686)	$(1,441,815)
Interest and finance costs	10,894,624	7,441,354	35,658,045	28,971,942
Unrealized gain on derivatives	(6,368,402)	(951,683)	(8,421,531)	(27,491,333)
Realized (gain)/loss on derivatives	(89,838)	816,761	1,328,886	13,797,478
Gain on early extinguishment of debt	—	—	(4,117,364)	—
Stock-based compensation expense	1,161,270	1,146,971	5,138,489	4,385,911
Depreciation and amortization	16,105,764	16,113,304	65,329,951	65,057,487
Adjusted EBITDA	$18,237,423	$26,521,977	$74,515,790	$83,279,670

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was commercially managed. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

TCE rate is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Numerator:
Revenues	$39,034,678	$47,585,174	$159,334,760	$167,447,171
Voyage expenses	(312,170)	(550,691)	(2,213,773)	(2,965,978)
Time charter equivalent	$38,722,508	$47,034,483	$157,120,987	$164,481,193

Pool adjustment*	—	—	(1,857,575)	—
Time charter equivalent excluding pool adjustment*	$38,722,508	$47,034,483	$155,263,412	$164,481,193

Denominator:
Operating days	1,568	1,906	7,153	7,464
TCE rate:
Time charter equivalent rate	$24,695	$24,677	$21,966	$22,037
TCE rate excluding pool adjustment*	$24,695	$24,677	$21,706	$22,037

* TCE rate adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreement due to favorable speed and consumption performance for our vessels operating in the Helios Pool.

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or Our Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended		Year ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Our Methodology:
Operating Days	1,934	1,941	5,585	5,558
Fleet Utilization	95.6%	98.4%	92.3%	92.7%
Time charter equivalent	$22,833	$17,796	$21,199	$21,131

Alternate Methodology:
Operating Days	1,980	1,971	6,048	5,995
Fleet Utilization	97.9%	99.9%	100.0%	100.0%
Time charter equivalent	$22,303	$17,525	$19,576	$19,591

We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net income/(loss)	$(3,465,995)	$1,955,270	$(20,400,686)	$(1,441,815)
Unrealized gain on derivatives	(6,368,402)	(951,683)	(8,421,531)	(27,491,333)
Gain on early extinguishment of debt	—	—	(4,117,364)	—
Adjusted net loss	$(9,834,397)	$1,003,587	$(32,939,581)	$(28,933,148)

Earnings/(loss) per common share—diluted	$(0.06)	$0.04	$(0.38)	$(0.03)
Unrealized gain on derivatives	(0.12)	(0.02)	(0.16)	(0.51)
Gain on early extinguishment of debt	—	—	(0.08)	—
Adjusted earnings/(loss) per common share—diluted	$(0.18)	$0.02	$(0.62)	$(0.54)

Conference Call

A  conference call to discuss the results will be held today, June 15, 2018 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and request to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13680788. The replay will be available until June 22, 2018, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.